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Exhibit 10.10

                            LEASE EXTENSION AGREEMENT

     THIS LEASE EXTENSION AGREEMENT made this 11th day of April, 2001, by and between ELIZABETHEAN COURT ASSOCIATES III LIMITED PARTNERSHIP, a Maryland limited partnership ("Landlord"), and SYTEL, INC., a Maryland corporation (hereinafter "Tenant").

     WITNESSETH:

     WHEREAS, the parties hereto entered into a lease agreement dated September 27, 1995 (the "Lease"), as amended by a First Amendment to Lease dated March 7, 1996, which provides for the leasing of Suite 400, consisting of approximately 17,338 square feet of office space, in the building known as Westmoreland Building, located at 6430 Rockledge Drive, Bethesda, Maryland, for a term expiring May 31, 2001; and

     WHEREAS, the parties hereto desire to extend the term of the aforesaid
Lease.

     NOW, THEREFORE, the parties hereto agree as follows:

     1. Term of Extension. The Lease is hereby extended for a further period of Five (5) years, commencing June 1, 2001 (the "Effective Date"), and expiring May 31, 2006 (the "Extended Term").

     2. Base Annual Rent. The Base Annual Rent for the extended term shall be Five Hundred Eleven Thousand Four Hundred Seventy-One and 08/100 Dollars ($511,471.08), payable in equal monthly installments of Forty-Two Thousand Six Hundred Twenty-Two and 59/100 Dollars ($42,622.59). On the first (1') anniversary of the Effective Date, and each subsequent anniversary thereof, the Base Annual Rent shall be increased by Three Percent (3%) of the Base Annual Rent in effect during the previous Lease year. The escalated Base Annual Rent so determined shall be the "Base Annual Rent" for all purposes of the Lease, including the calculation of the increase in Base Annual Rent for the subsequent Lease year. The increase in Base Annual Rent shall be calculated without regard to any waiver of rent or rent credit provided to Tenant.

     3. Additional Rent. For purposes of calculating Additional Rent based on Tenant's pro rata share of increases in Operating Expenses and Real Estate Taxes, the base year shall be Landlord's fiscal year ending December 31, 2001, and Tenant's obligation to pay such Additional Rent shall commence on the first
(1st) anniversary of the Effective Date.

     4. Acceptance of Space. Tenant accepts the demised premises in its existing "as is" condition and shall be obligated for the payment of rent hereunder on the Effective Date, regardless of any time required to construct, alter or redecorate the demised premises to Tenant's requirements, except that Landlord agrees to shampoo the carpet throughout the Demised Premises.

     5. Security Deposit. Tenant shall provide to Landlord a letter of credit in the amount of Forty-Two Thousand Six Hundred Twenty-Two and 48/100 Dollars ($42,622.48), to be held throughout the term of this Lease Extension as a security deposit. The Letter of Credit shall be on a form and from an institution acceptable to Landlord. Within thirty (30) days of Landlord's receipt of Tenant's Letter of Credit, Landlord shall return Tenant's existing Security Deposit in the amount of Seventeen Thousand Five Hundred Seventy-One and 71/100 Dollars ($17,571.71).

     6. Brokers and Commissions. Landlord and Tenant each hereby represents and warrants that, in connection with the Lease, each did not retain, consult or deal with any broker or real estate agent, salesperson or finder (other than Landlord's Agent), and there is no commission, charge, or other compensation due on account thereof in regard thereto, excepting only Transwestern Commercial Real Estate and Charles E. Smith Real Estate Services L.P., both of whose commissions are the responsibility of Landlord. Each party hereto shall indemnify and hold harmless the other (and Tenant shall also indemnify and

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hold harmless Landlord's Agent) against and from any claims for brokerage or other commissions by reason of a breach of the indemnifying party's foregoing representation and warranty. Tenant shall pay, or upon demand reimburse Landlord and Landlord's Agent for, all costs and expenses, including attorneys' fees, necessary to remove from record any lien filed against the rents payable pursuant to this Lease and/or against the Demised Premises and/or the Building, by reason of a breach by Tenant of the foregoing representation and warranty. The rights, obligations, warranties and representations in this Section shall survive the expiration or sooner termination of the Lease Term.

     7. Subletting. Provided Tenant is not then in default of any of the terms or conditions of the Lease, then notwithstanding anything to the contrary in
Section 4.1 of the Lease Tenant shall have the continuing right for the first three (3) years only of the Extended Term (i.e., only until May 31, 2004) to sublet a portion of the Demised Premises of up to approximately 5,000 square feet without obtaining the prior consent of Landlord; expressly provided, however, that any such sublease must not extend beyond May 31, 2004. Further, for the first three (3) years only of the Extended Term (i.e., only until May 31, 2004), Landlord shall waive Landlord's rights to recapture the subleased space, assess processing fees, and collect excess rents from such sublease(s) only. Any such subletting shall be subject to the remaining provisions of
Section 4 and after the first three (3) Lease Years Landlord shall have the right to assess a subleasing fee. Tenant shall immediately furnish Landlord with written notice and a fully-executed copy of any such sublease agreement, together with a floor plan of the sublet area. Provided Tenant first obtains the written consent of the Landlord to such sublease or assignment as required by
Section 4 and further provided that Tenant is not in default of any of the terms or conditions of the Lease on the date each rent payment is due pursuant to such sublease or assignment, then notwithstanding Section 4.3 of the Lease, only Fifty Percent (50%) of any rent and other consideration accruing to Tenant as a result of each such sublease or assignment which is in excess of the pro rated portion of Base Annual Rent and Additional Rent then being paid by Tenant for the Demised Premises or portion thereof being sublet pursuant to said sublease or assignment shall be paid by Tenant to Landlord monthly as Additional Rent. Tenant shall be permitted to deduct the reasonable advertising costs, reasonable brokerage commissions and reasonable remodeling costs per square foot, in calculating Landlord's share of the net excess rent and other consideration to be paid to Landlord pursuant hereto. Tenant shall provide documentation of such expenses to Landlord at the time Tenant requests Landlord's giving consent to the subletting or assignment.

     8. Execution of Document. In the event Tenant does not execute and return this document by the close of business on April 11, 2001, then Landlord may market the subject space to others without further notice to Tenant.

     9. Lease. All of the terms and conditions of the Lease, as modified by this Lease Extension Agreement, shall remain in full force and effect; expressly provided however that, notwithstanding anything to the contrary, any cancellation option, renewal option, right of first offer or additional space option, however denominated, that Tenant has, or may be deemed to have, under the Lease or any amendment thereto shall be null, void and of no further force or effect as to the premises herein described.

     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed as of the day and year hereinbefore first written.

WITNESS:                                LANDLORD: ELIZABETHEAN COURT ASSOCIATES
                                        III LIMITED PARTNERSHIP

                                        By: Westmoreland Building Corporation,
                                            General Partner


/s/                                     BY /s/ Charles A. Camalier, III
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                                           Charles A. Camalier, III
                                           Vice President

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ATTEST:                                 TENANT: SYTEL, INC.


/s/                                     BY /s/ Jeannette White
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                                           Jeannette White
                                           CEO